UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2008

CHROMCRAFT REVINGTON, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-13970	35-1848094
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana	47906
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 807-2640

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On March 31, 2008, Chromcraft Revington, Inc. (the “Company”) issued a press release announcing certain financial results for its fourth quarter and year ended December 31, 2007, as well as certain restructuring activities. The press release is furnished with this report as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 25, 2008, the board of directors of the Company approved the discontinuation of manufacturing activities at the Company’s Delphi, Indiana plant. Manufacturing activities at the Delphi plant will conclude on May 30, 2008, and the plant will be converted into a warehouse and distribution facility. The Company plans to sell the manufacturing equipment and lay off approximately 150 associates at this location. The Company intends to source products manufactured at this site from suppliers located primarily in Asia.

This restructuring is in furtherance of the Company’s previously stated strategy of transitioning its U.S. based operations from domestic manufacturing to built-to-order customization and distribution activities. The purposes of this action are to improve the utilization of the global supply chain, enhance competitiveness, improve operating margins, reduce fixed costs and redeploy assets.

The Company expects to incur total restructuring costs and related asset impairment charges of approximately $1.5 million to $2.0 million pre-tax to write-down inventories as well as machinery and equipment used in the manufacturing process at the Delphi plant, to convert the plant into a warehouse and distribution facility and to record termination benefits for affected employees. Most of these charges are expected to be recorded in the first half of 2008. A portion of these charges for costs to transition the plant to a warehouse and distribution facility and for one-time termination benefits are expected to result in cash expenditures ranging from approximately $.6 million to $.8 million. These expenditures do not include cash proceeds from the sale of machinery and equipment which are anticipated to be between $.5 million to $.7 million. Certain general and administrative costs associated with the wind down of the Delphi manufacturing operations will be recorded as incurred.

The restructuring charges associated with the non-cash asset impairment of the machinery and equipment are expected to range from approximately $.3 million to $.4 million pre-tax. In addition, certain raw materials and work-in-process inventories will be written down to net realizable value, resulting in a non-cash inventory charge of approximately $.6 million to $.8 million pre-tax. In addition, termination benefits for employees are expected to range between approximately $.4 million to $.5 million pre-tax. Other costs to transition the plant to a warehouse and distribution center are expected to be approximately $.2 million to $.3 million pre-tax.

As the Company continues to adapt to the global furniture marketplace and execute its business transformation, additional restructuring charges, asset impairments, transition costs and/or increased operating expenses may be necessary in the future.

This report contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “may,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this report.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are the ability of the Company to complete the restructuring actions referenced in this report at estimated costs; general economic conditions, including the current recessionary trends in the U.S. economy; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transformation; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; new and existing home sales; changes in relationships with customers; customer acceptance of existing and new products; financial viability of the Company’s customers and their ability to continue or increase product orders; and other factors that generally affect business. Additional risks relating to the Company’s business are set forth in the Company’s Form 10-K for the year ended December 31, 2007.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Item 2.06. Material Impairments.

The information set forth above in Item 2.05 is hereby incorporated by reference into this Item 2.06.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Chromcraft Revington, Inc. dated March 31, 2008.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2008

CHROMCRAFT REVINGTON, INC.

By: /s/ Frank T. Kane
Frank T. Kane
Senior Vice President – Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of Chromcraft Revington, Inc. dated March 31, 2008

5